UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	August 28, 2007

ION NETWORKS, INC

(Exact Name of Registrant as Specified in Charter)

Delaware	000-13117	22-2413505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 Corporate Boulevard, South Plainfield, New Jersey	07080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(908) 546-3900

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement.

On August 17, 2007 ION Networks, Inc. (the “Company”) entered into an asset based credit facility renewal agreement (the “Credit Agreement”) with Bridge Bank, N.A. The Amended and Restated Business Financing Agreement provides for advances of up to $1 Million against 80% of eligible accounts receivable.  The Finance Charge is prime plus 1.75% with a minimum prime rate of 8.25%. Certain assets of the Company secure the credit facility and the processing fee is .50% of the receivable amount of each financed receivable.

The Credit Agreement includes usual and customary events of default (subject to applicable grace periods) for facilities of this nature and provides that, upon the occurrence of an event of default, payment of all amounts payable under the Credit Agreement may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable, and the lenders’ commitments shall automatically terminate.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 of this report is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Document

99	Amended and Restated Business Financing Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ION NETWORKS, INC.

Date:

August 29, 2007

      By:  /s/ PATRICK E. DELANEY

Name:   Patrick E. Delaney

Title:     Chief Financial Officer